EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RAE Systems Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113437; 333-109840) and Form S-8 (Nos. 333-105368; 333-88684; 333-85720; and 333-32678) of RAE Systems Inc. of our report dated May 2, 2005, relating to RAE Systems Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of RAE Systems Inc.’s internal control over financial reporting, which appears in this Form 10-K/A. In our report, we disclaim an opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose, California
May 2, 2005